SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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JAKKS PACIFIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JAKKS PACIFIC, INC.

22619 Pacific Coast Highway
Malibu, CA 90265

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 3, 2003

      The Annual Meeting of Stockholders of JAKKS Pacific, Inc. (the “Company”) will be held at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, on September 3, 2003 at 9:00 a.m. local time, to consider and act upon the following matters:

1.	To elect six directors to serve for the ensuing year.

2.	To ratify the selection by the Board of Directors of the firm of PKF, Certified Public Accountants, A Professional Corporation, as the Company’s independent auditors for the current fiscal year.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record as of the close of business on July 8, 2003 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors

Stephen G. Berman,
Secretary

Malibu, California

July 30, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

JAKKS PACIFIC, INC.

22619 Pacific Coast Highway
Malibu, CA 90265

PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 3, 2003

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of JAKKS Pacific, Inc. (the “Company”) for use at the 2003 Annual Meeting of Stockholders to be held on September 3, 2003, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

      The shares of our common stock represented by each proxy will be voted in accordance with the stockholder’s instructions as to each matter specified thereon, unless no instruction is given, in which case, the proxy will be voted in favor of such matter. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate secretary or by voting in person at the Annual Meeting.

      We are mailing this Proxy Statement to our stockholders on or about July 30, 2003, accompanied by our Annual Report to Stockholders for our fiscal year ended December 31, 2002.

Voting Securities and Votes Required

      At the close of business on July 8, 2003, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 25,300,766 shares of our common stock, par value $.001 per share. All holders of our common stock are entitled to one vote per share.

      The affirmative vote of the holders of a plurality of the shares of our common stock present or represented by proxy at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting is required for the ratification of the appointment by the Board of Directors of PKF, Certified Public Accountants, A Professional Corporation, as our independent auditors for the current fiscal year, all as hereinafter described. A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting will constitute a quorum at the meeting. All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information as of July 8, 2003 with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors and nominees for director, (3) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, and (4) all our directors and executive officers as a group.

	Amount and
	Nature of		Percent of
Name and Address of	Beneficial		Outstanding
Beneficial Owner(1)(2)	Ownership(3)		Shares(4)

FMR Corp.	2,674,500	(5)	10.6%
Royce & Associates, LLC	2,601,100	(6)	10.3
Kern Capital Management LLC	1,483,800	(7)	5.9
Jack Friedman	587,552	(8)	2.3
Stephen G. Berman	355,057	(9)	1.4
Joel M. Bennett	172,616	(10)	*
Michael Bianco, Jr.	176,993	(11)	*
David C. Blatte	52,500	(12)	*
Robert E. Glick	69,021	(13)	*
Michael G. Miller	59,646	(14)	*
Murray L. Skala	70,957	(15)	*
All directors and executive officers as a group (8 persons)	1,541,156	(16)	5.9%

*	Less than 1% of our outstanding shares.

(1)	Unless otherwise indicated, a person’s address is c/o JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265.

(2)	The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by a person or entity any shares which such person or entity has the right to acquire within 60 days after July 8, 2003. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3)	Exercises sole voting power and sole investment power with respect to such shares.

(4)	Does not include any shares of common stock issuable upon conversion of $98 million of our 4.625% convertible senior notes due 2023 (the “Notes”), initially convertible at the rate of 50 shares of common stock per $1,000 principal amount at issuance of the Notes (but subject to adjustment under certain circumstances as described in the Notes).

(5)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. All the information presented in this Item with respect to this beneficial owner was extracted solely from its Schedule 13G filed on February 13, 2003.

(6)	The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019. All the information presented in this Item with respect to this beneficial owner was extracted solely from its Schedule 13G filed on July 9, 2003.

(7)	Mr. Robert E. Kern, Jr. and Mr. David G. Kern (“Messrs. Kern”), principals and controlling members of Kern Capital Management LLC (“KCM”), have also reported beneficial ownership of these shares. The address of KCM and Messrs. Kern is 114 West 47th Street, Suite 1926, New York, New York 10036. All the information presented in this Item with respect to these beneficial owners was extracted solely from their Schedule 13G jointly filed on February 14, 2003.

(8)	Includes 309,954 shares which Mr. Friedman may purchase upon the exercise of certain stock options and 3,186 shares held in trusts for the benefit of children of Mr. Friedman. Also includes 240,000 shares of restricted shares of common stock, which are subject to the terms of our March 27, 2003 Restricted Stock Award Agreement with Mr. Friedman. Such Agreement (i) prohibits Mr. Friedman from selling, assigning, transferring, pledging or otherwise encumbering such 240,000 shares prior to January 1, 2004; and (ii) provides that Mr. Friedman will forfeit his rights to such 240,000 shares unless certain conditions precedent are met prior to January 1, 2004, including the condition that our Pre-Tax Income (as defined in the Agreement) for 2003 exceeds $2,000,000. Upon such forfeiture, the Agreement provides, inter alia, that the forfeited shares will become authorized but unissued shares of our common stock.

(9)	Includes 115,057 shares which Mr. Berman may purchase upon the exercise of certain stock options. Also includes 240,000 shares of restricted shares of common stock, which are subject to the terms of our March 27, 2003 Restricted Stock Award Agreement with Mr. Berman. Such Agreement (i) prohibits Mr. Berman from selling, assigning, transferring, pledging or otherwise encumbering such 240,000 shares prior to January 1, 2004; and (ii) provides that Mr. Berman will forfeit his rights to such 240,000 shares unless certain conditions precedent are met prior to January 1, 2004, including the condition that our Pre-Tax Income (as defined in the Agreement) for 2003 exceeds $2,000,000. Upon such forfeiture, the Agreement provides, inter alia, that the forfeited shares will become authorized but unissued shares of our common stock.

(10)	Includes 25,366 shares which Mr. Bennett may purchase upon the exercise of certain stock options. Also includes 120,000 shares of restricted shares of common stock, which are subject to the terms of our March 27, 2003 Restricted Stock Award Agreement with Mr. Bennett. Such Agreement (i) prohibits Mr. Bennett from selling, assigning, transferring, pledging or otherwise encumbering 60,000 of such 120,000 shares prior to each of January 1, 2004 and January 1, 2005; and (ii) provides that Mr. Bennett will forfeit his rights to all or some of such 120,000 shares unless certain conditions precedent are met prior to January 1, 2004 and January 1, 2005, including the condition that our Pre-Tax Income (as defined in the Agreement) for 2003 exceeds $2,000,000. Upon such forfeiture, the Agreement provides, inter alia, that the forfeited shares will become authorized but unissued shares of our common stock.

(11)	Includes 40,943 shares which Mr. Bianco may purchase upon the exercise of certain stock options. Also includes 96,000 shares of restricted shares of common stock, which are subject to the terms of our March 27, 2003 Restricted Stock Award Agreement with Mr. Bianco. Such Agreement (i) prohibits Mr. Bianco from selling, assigning, transferring, pledging or otherwise encumbering such 96,000 shares prior to January 1, 2004; and (ii) provides that Mr. Bianco will forfeit his rights to such 96,000 shares unless certain conditions precedent are met prior to January 1, 2004, including the condition that our Pre-Tax Income (as defined in the Agreement) for 2003 exceeds $2,000,000. Upon such forfeiture, the Agreement provides, inter alia, that the forfeited shares will become authorized but unissued shares of our common stock.

(12)	Represents shares which Mr. Blatte may purchase upon the exercise of certain stock options.

(13)	Represents shares which Mr. Glick may purchase upon the exercise of certain stock options.

(14)	Represents shares which Mr. Miller may purchase upon the exercise of certain stock options.

(15)	Includes 67,771 shares which Mr. Skala may purchase upon the exercise of certain stock options and 3,186 shares held by Mr. Skala as trustee under a trust for the benefit of Mr. Friedman’s minor child.

(16)	Includes 3,186 shares held in a trust for the benefit of Mr. Friedman’s minor child and an aggregate of 740,258 shares which the directors and executive officers may purchase upon the exercise of certain stock options.

ELECTION OF DIRECTORS

(Proposal No. 1)

      The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

Nominees

      Set forth below for each nominee as a director is his name and age, position with us, principal occupation and business experience during at least the past five years and the date of the commencement of each director’s term as a director.

Name	Age	Position with the Company

Jack Friedman	64	Chairman and Chief Executive Officer
Stephen G. Berman	38	Chief Operating Officer, President, Secretary and Director
David C. Blatte	38	Director
Robert E. Glick	58	Director
Michael G. Miller	55	Director
Murray L. Skala	56	Director

      Jack Friedman has been our Chairman and Chief Executive Officer since co-founding JAKKS with Mr. Berman in January 1995. Until December 31, 1998, he was also our President. From January 1989 until January 1995, Mr. Friedman was Chief Executive Officer, President and a director of THQ, Inc. From 1970 to 1989, Mr. Friedman was President and Chief Operating Officer of LJN Toys, Ltd., a toy and software company. After LJN was acquired by MCA/ Universal, Inc. in 1986, Mr. Friedman continued as President until his departure in late 1988.

      Stephen G. Berman has been our Chief Operating Officer and Secretary and one of our directors since co-founding JAKKS with Mr. Friedman in January 1995. Since January 1, 1999, he has also served as our President. From our inception until December 31, 1998, Mr. Berman was also our Executive Vice President. From October 1991 to August 1995, Mr. Berman was a Vice President and Managing Director of THQ International, Inc., a subsidiary of THQ. From 1988 to 1991, he was President and an owner of Balanced Approach, Inc., a distributor of personal fitness products and services.

      David C. Blatte has been one of our directors since January 2001. From January 1993 to May 2000, Mr. Blatte was a Senior Vice President in the specialty retail group of the investment banking division of Donaldson, Lufkin and Jenrette Securities Corporation. Since May 2000, Mr. Blatte has been a partner in Catterton Partners, a private equity fund. Mr. Blatte is a director of Case Logic, Inc., a privately-held consumer products company.

      Robert E. Glick has been one of our directors since October 1996. For more than 20 years, Mr. Glick has been an officer, director and principal stockholder in a number of privately-held companies which manufacture and market women’s apparel.

      Michael G. Miller has been one of our directors since February 1996. From 1979 until May 1998, Mr. Miller was President and a director of a group of privately-held companies, including a list brokerage and list management consulting firm, a database management consulting firm, and a direct mail graphic and creative design firm. Mr. Miller’s interests in such companies were sold in May 1998. Since 1991, he has been President of an advertising company.

      Murray L. Skala has been one of our directors since October 1995. Since 1976, Mr. Skala has been a partner in the law firm Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, our general counsel. Mr. Skala is a director of Traffix, Inc., a publicly-held company in the business of telecommunications services and entertainment.

      Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

Committees of the Board of Directors

      We have an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee and performs the functions of a Nominating Committee itself.

      Audit Committee. The primary functions of the Audit Committee are to select or to recommend to our Board the selection of outside auditors; to monitor our relationships with our outside auditors and their interaction with our management in order to ensure their independence and objectivity; to review, and to assess the scope and quality of, our outside auditors’ services, including the audit of our annual financial statements; to review our financial management and accounting procedures; to review our financial statements with our management and outside auditors; and to monitor management’s compliance with applicable legal requirements and ethical standards. Messrs. Blatte, Glick and Miller are the current members of the Audit Committee and are each “independent,” as that term is defined in NASD Rule 4200(a)(15). Our Board has adopted a written charter for the Audit Committee, a copy of which was filed as Appendix A to our proxy statement for our 2001 Annual Meeting of Stockholders.

      Compensation Committee. The functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives, compensation and awards under our Third Amended and Restated 1995 Stock Option Plan and our 2002 Stock Award and Incentive Plan. Messrs. Glick and Miller are the current members of the Compensation Committee.

      In 2002, our Board met and acted by unanimous consent 7 times; our Compensation Committee met and acted by unanimous consent one time; and our Audit Committee met and acted by unanimous consent four times.

Executive Officers

      Our officers are elected annually by our Board of Directors and serve at the discretion of the Board of Directors. Two of our executive officers, Jack Friedman and Stephen G. Berman, are also directors of the Company. See the section above entitled “Nominees” for biographical information about these officers. The remaining executive officers are Joel M. Bennett, our Executive Vice President and Chief Financial Officer, and Michael Bianco, Jr., our Executive Vice President and Chief Merchandising Officer.

      Joel M. Bennett, 41, joined us in September 1995 as Chief Financial Officer and was given the additional title of Executive Vice President in May 2000. From August 1993 to September 1995, he served in several financial management capacities at Time Warner Entertainment Company, L.P., including as Controller of Warner Brothers Consumer Products Worldwide Merchandising and Interactive Entertainment. From June 1991 to August 1993, Mr. Bennett was Vice President and Chief Financial Officer of TTI Technologies, Inc., a direct-mail computer hardware and software distribution company. From 1986 to June 1991, Mr. Bennett held various financial management positions at The Walt Disney Company, including Senior Manager of Finance for its international television syndication and production division. Mr. Bennett holds a Master of Business Administration degree and is a Certified Public Accountant.

      Michael Bianco, Jr., 45, joined us in October 1999 when we acquired Flying Colors Toys, where he had been President and a principal shareholder since July 1996. He has been our Executive Vice President since July 2001 and was given the additional title of Chief Merchandising Officer in February 2002. Until July 2001, he had served as a Senior Vice President of our Flying Colors division. From 1994 to 1996, Mr. Bianco served as Executive Vice President of Rose Art Industries, Inc., a manufacturer of craft and activity products, and from 1976 to 1993, he served in various capacities, including Vice President of Merchandising, at toy retailer Kay Bee Toys.

Certain Relationships and Related Transactions

      One of our directors, Murray L. Skala, is a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, which has performed, and is expected to continue to perform, legal services for us.

In 2002, we incurred approximately $2,326,000 for legal fees and $327,000 for reimbursable expenses payable to that firm.

      In April 2000, we loaned $1,500,000 to each of Jack Friedman and Stephen G. Berman. The entire principal amount of each loan was originally due on April 28, 2003 and, until repaid, interest thereon was payable semi-annually at the rate of 6.5% per annum. As of March 27, 2003, the outstanding principal balances on Mr. Friedman’s and Mr. Berman’s loans including interest accrued thereon were paid in full. In May 2000, we loaned $250,000 to Joel M. Bennett. The entire principal amount of his loan, together with interest accrued thereon at the rate of 7.0% per annum, was originally due on May 12, 2002, except that, since he continued to be employed by us through such date, in accordance with the terms of his loan agreement, we forgave all $285,000 of his indebtedness to us including accrued interest of $35,000. All three loans were made to assist our executive officers in meeting certain personal financial obligations.

      Michael Bianco, Jr. was one of the selling shareholders from whom we acquired Flying Colors Toys in October 1999. In connection with that acquisition, we agreed to pay an earn-out, in an amount not less than $2.5 million nor more than $4.5 million to all of the selling shareholders, in each of the three twelve-month periods following the closing if the gross profit of Flying Colors products achieved certain targeted levels during these periods. We most recently paid $1,850,000 to Mr. Bianco as his portion of the earn-out for the twelve-month period ended September 30, 2002.

Legal Proceedings

      We are a party to, and certain of our property is the subject of, various pending claims and legal proceedings that routinely arise in the ordinary course of our business, but we do not believe that any of these claims or proceedings will have a material effect on our business, financial condition or results of operations.

Section 16(a) Beneficial Ownership Reporting Compliance

      To the best of our knowledge, during the fiscal year ended December 31, 2002, Jack Friedman untimely filed one report on Form 5 reporting one late transaction, which Form 5 was filed in lieu of a delinquent Form 4. Mr. Friedman was an executive officer and director of our Company during the fiscal year ended December 31, 2002. To the best of our knowledge, all other Forms 3, 4 or 5 required to be filed pursuant to Section 16(a) of the Exchange Act during or with respect to the fiscal year ended December 31, 2002 were filed on a timely basis.

Executive Compensation

      The following table sets forth the compensation we paid for our fiscal years ended December 31, 2002, 2001 and 2000 to our Chief Executive Officer and to each of our other executive officers whose compensation exceeded $100,000 on an annual basis (the “Named Officers”).

Summary Compensation Table

	Annual Compensation				Long Term Awards

					Restricted
Name and		Salary	Bonus	Other Annual	Stock	Options
Principal Position	Year	($)	($)	Compensation	Awards($)	(#)

Jack Friedman	2002	846,000	1,429,696	—	—	—
Chairman and Chief	2001	821,000	1,706,390	—	—	175,000
Executive Officer	2000	771,000	1,613,401	—	—	207,254	(1)
Stephen G. Berman	2002	821,000	1,429,696	—	—	—
Chief Operating Officer,	2001	796,000	1,706,390	—	—	175,000
President and Secretary	2000	746,000	1,613,401	—	—	346,024	(2)
Joel M. Bennett	2002	272,500	495,000 (4)	—	—	—
Executive Vice President and	2001	247,500	160,000	—	—	20,000
Chief Financial Officer	2000	225,000	140,000	—	—	211,700	(3)
Michael Bianco, Jr.	2002	575,000	600,000	—	—	—
Executive Vice President and	2001	550,000	450,000	—	—	150,000
Chief Merchandising Officer	2000	450,000	300,000	—	—	75,263

(1)	Includes options to purchase 182,254 shares issued in replacement of options to purchase 257,500 shares pursuant to a reset in the price of those options.

(2)	Includes options to purchase 321,024 shares issued in replacement of options to purchase 419,500 shares pursuant to a reset in the price of those options.

(3)	Includes options to purchase 110,874 shares issued in replacement of options to purchase 143,326 shares pursuant to a reset in the price of those options.

(4)	Includes the forgiveness of a note receivable and accrued interest in the aggregate amount of $285,000.

      The following table sets forth certain information regarding options exercised and exercisable during 2002 and the value of the options held as of December 31, 2002 by the Named Officers.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year End Option/ SAR Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options/SARs at		Money Options/SARs at
	Acquired		Fiscal Year End		Fiscal Year End (1)
	On	Value
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Jack Friedman	187,500	$1,987,500	292,924	251,830	$1,988,916	$576,733
Stephen G. Berman	150,000	1,714,019	122,885	328,153	540,673	1,003,760
Joel M. Bennett	5,184	58,450	15,778	89,425	71,493	405,218
Michael Bianco, Jr.	—	—	36,722	185,557	79,572	324,829

(1)	The product of (x) the difference between $13.47 (the closing sale price of our common stock on December 31, 2002) and the aggregate exercise price of such options, multiplied by (y) the number of unexercised options.

Board Compensation

      During each year that our Directors serve in such capacity, we pay them a cash stipend in the amount of $15,000 and grant them 1,000 restricted shares of our common stock, which grant would only vest upon the one year anniversary thereof and provided the holder is still a Director at that time. We also reimburse our Directors for reasonable expenses incurred in attending meetings. In addition, each newly elected non-employee director receives at the commencement of his term an option to purchase 10,000 shares of our common stock at its then current fair market value, and our non-employee directors are each granted on January 1 and July 1 of each year an option to purchase 7,500 shares of our common stock at its then current fair market value. Options granted to a non-employee director expire upon the termination of the director’s services for cause, but may be exercised at any time during a one-year period after such person ceases to serve as a director for any other reason.

Employment Agreements

      In March 2003 we amended and restated our employment agreements with each of the Named Officers.

      Mr. Friedman’s amended and restated employment agreement, pursuant to which he serves as our Chairman and Chief Executive Officer, provides for an annual base salary in 2003 of $965,000. Mr. Friedman’s agreement is for a term of eight years, expiring December 31, 2010. His annual base salary is subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000. For our fiscal year ending December 31, 2003, Mr. Friedman is entitled to receive the same annual bonus as he was entitled to under his previous employment agreement, namely an amount equal to 4% of our pre-tax income, but not more than $2,000,000, if our pre-tax income is at least $2,000,000. For each fiscal year between 2004 through 2010, Mr. Friedman’s bonus will depend on our achieving certain earnings per share growth targets. The earnings per share growth targets for 2004 have been set, but the earnings per share growth targets for subsequent fiscal years will be determined annually by the Compensation Committee of our Board of Directors. Depending on the levels of earnings per share growth that we achieve in each fiscal year, Mr. Friedman shall receive an annual bonus from 0% to up to 200% of his base salary. This bonus will be paid in accordance with the terms and conditions of our 2002 Stock Award and Incentive Plan. In addition, in consideration for modifying and replacing the pre-tax income formula for determining his annual bonus, and for entering into the amended agreement, Mr. Friedman was granted the right to be issued an aggregate of 1,080,000 shares of restricted stock. The first tranche of restricted stock, totaling 240,000 shares, was granted at the time the agreement became effective. In each subsequent year of the contract term, Mr. Friedman shall receive 120,000 shares of restricted stock. The grant of these shares is in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock is subject to our achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock to be granted through January 1, 2008 is subject to a two-year vesting period which may be accelerated to one year if we achieve certain earnings per share growth targets. Each tranche of restricted stock to be granted through January 1, 2010, is subject to a one-year vesting period. Finally, the agreement provides Mr. Friedman with the opportunity, commencing at age 67, to retire and receive a single-life annuity retirement payment equal to $975,000 a year for a period of 10 years, or in the event of his death during such retirement period, his estate will receive a death benefit equal to the difference between $2,925,000 and any prior retirement benefits previously paid to him.

      Mr. Berman’s amended and restated employment agreement, pursuant to which he serves as our President and Chief Operating Officer, provides for an annual base salary in 2003 of $965,000. Mr. Berman’s agreement is for a term of eight years, expiring December 31, 2010. His annual base salary is subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000. For our fiscal year ending December 31, 2003, Mr. Berman is entitled to receive the same annual bonus as he was entitled to under his previous employment agreement, namely an amount equal to 4% of our pre-tax income, but not more than $2,000,000, if our pre-tax income is at least $2,000,000. For each fiscal year between 2004 through 2010, Mr. Berman’s bonus will depend on our achieving certain earnings per share growth targets. The earnings per share growth targets for 2004 have been set, but the earnings per share growth targets for subsequent fiscal years shall be determined annually by the Compensation Committee of our Board of

Directors. Depending on the levels of earnings per share growth that we achieve in each fiscal year, Mr. Berman shall receive an annual bonus of from 0% to up to 200% of his base salary. This bonus will be paid in accordance with the terms and conditions of our 2002 Stock Award and Incentive Plan. In addition, in consideration for modifying and replacing the pre-tax income formula for determining his annual bonus, and for entering into the amended agreement, Mr. Berman was granted the right to be issued an aggregate of 1,080,000 shares of restricted stock. The first tranche of restricted stock, totaling 240,000 shares, was granted at the time the agreement became effective. In each subsequent year of the contract term, Mr. Berman will receive 120,000 shares of restricted stock. The grant of these shares is in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock is subject to our achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock to be granted through January 1, 2008 is subject to a two-year vesting period which may be accelerated to one year if we achieve certain earnings per share growth targets. Each tranche of restricted stock to be granted through January 1, 2010, is subject to a one-year vesting period.

      Mr. Bennett’s amended and restated employment agreement, pursuant to which he serves as our Executive Vice President and Chief Financial Officer, provides for an annual base salary in 2003 of $300,000. Mr. Bennett’s agreement is for a term of four years, expiring December 31, 2006. His annual base salary is subject to annual increases determined by our Board of Directors, but in an amount not less than $20,000. In addition, as consideration for relinquishing the prior formula for determining his annual bonus, and for entering into the amended agreement, Mr. Bennett was awarded at the time his agreement became effective 120,000 shares of restricted stock which will vest in equal annual installments over two years. This grant of restricted stock is in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of the restricted stock granted to Mr. Bennett is subject to our achieving pre-tax income in excess of $2,000,000 for our fiscal year ending December 31, 2003. Such vesting may be accelerated to one year if we achieve certain earnings per share growth targets.

      Mr. Bianco’s amended and restated employment agreement, pursuant to which he serves as our Executive Vice President and Chief Merchandising Officer, provides for an annual base salary in 2003 of $700,000. Mr. Bianco’s agreement is for a term of five years, expiring December 31, 2007. His annual base salary is subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000. For each fiscal year between 2003 through 2007, Mr. Bianco’s bonus will depend on our achieving certain earnings per share growth targets. The earnings per share growth targets for 2003 have been set, but the earnings per share growth targets for subsequent fiscal years shall be determined annually by our compensation committee. Depending on the levels of earnings per share growth that we achieve in each fiscal year, Mr. Bianco shall receive an annual bonus from 0% to up to 200% of his base salary. This bonus will be paid in accordance with the terms and conditions of our 2002 Stock Award and Incentive Plan. In addition, in consideration for modifying and replacing the pre-tax income formula for determining his annual bonus, and entering into the amended agreement, Mr. Bianco was granted the right to be issued 480,000 shares of restricted stock. The first tranche of restricted stock, totaling 96,000 shares, was granted at the time the agreement became effective. In each subsequent year of the contract term, Mr. Bianco will receive 96,000 shares of restricted stock. The grant of these shares is in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock is subject to the Company achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock to be granted through January 1, 2007 is subject to a two-year vesting period which may be accelerated to one year if we achieve certain earnings per share growth targets.

      If we terminate any of the Named Officers’ employment agreements other than “for cause” or if any of them resign because of our material breach of their respective employment agreements or because we cause a material change in their employment responsibilities, we are required to make a lump-sum severance payment in an amount equal to such individual’s base salary and bonus during the balance of the term of the employment agreement, based on his then applicable annual base salary and bonus. In the event of a termination of a Named Officer’s employment agreement under certain circumstances after a “Change of Control” (as defined in the respective employment agreement), we are required to make to such individual a one-time payment of an amount equal to 2.99 times his “base amount” determined in accordance with the applicable provisions of the Internal Revenue Code.

      The foregoing is only a summary of the material terms of our employment agreements with the Named Officers. For a complete description, copies of such agreements are annexed hereto in their entirety as exhibits or are otherwise incorporated herein by reference.

Compensation Committee Interlock and Insider Participation

      Messrs. Glick and Miller are the members of our Compensation Committee. None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

PERFORMANCE GRAPH

      The graph and tables below display the relative performance of our common stock, the Russell 2000 Price Index (the “Russell 2000”) and a peer group index, by comparing the cumulative total stockholder return (which assumes reinvestment of any dividends) on an assumed $100 investment in our common stock (at its initial offering price of $4.16), the Russell 2000 and the peer group index over the period from May 1, 1996 (the first day on which our common stock was publicly traded) to December 31, 2002. The seven companies included in the peer group index are: Acclaim Entertainment, Inc., Action Performance Companies, Inc., Equity Marketing, Inc., The First Years, Inc., Hasbro, Inc., Mattel, Inc. and Russ Berrie and Company, Inc. We believe that these companies represent a cross-section of publicly-traded companies with product lines and businesses similar to our own throughout the comparison period. The historical performance data presented below may not be indicative of the future performance of our common stock, either reference index or any component company in either reference index.

Annual Return Percentage

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1996	1997	1998	1999	2000	2001	2002

JAKKS Pacific	$27.87	$0.00	$34.38	$160.76	$(51.17)	$107.67	$(28.92)
Peer Group	4.27	33.56	(17.75)	(34.52)	(13.20)	36.80	(3.49)
Russell 2000	5.25	22.23	(2.24)	21.36	(2.91)	2.63	(20.49)

Indexed Returns

	May 1,	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1996	1996	1997	1998	1999	2000	2001	2002

JAKKS Pacific	$100.00	$127.87	$127.87	$171.83	$448.04	$218.78	$454.33	$322.95
Peer Group	$100.00	104.27	139.26	114.55	75.01	65.11	89.08	85.97
Russell 2000	$100.00	105.25	128.65	125.77	152.63	148.19	152.08	120.92

COMPENSATION COMMITTEE REPORT

Overview

      Our approach to employee compensation is grounded in our belief that our most important resource is our people. While some companies may enjoy an exclusive or limited franchise or are able to exploit unique assets, proprietary technology or other special properties or rights, we depend fundamentally on the skills, energy and dedication of our employees to drive our business. It is only through their constant efforts that we are able to innovate through the creation of new products and the continual rejuvenation of our product lines, to maintain superior operating efficiencies, and to develop and exploit marketing channels. With this in mind, we have consistently sought to employ the most talented, accomplished and energetic people available in the industry.

      One of our key management principles is to operate with a lean and effective executive staff. This allows for quick decision-making and efficient operation, but also stresses clearly delineated responsibilities and accountability for each area of business. We believe that we have assembled an outstanding management team and that this has been a primary factor in our success to date. Accordingly, we have determined that the paramount aim of our compensation policy should be to attract and retain the most promising people available to work for us and to motivate them so that they perform to their maximum potential.

      The compensation of our executive officers is governed by the terms of their individual employment agreements. Mr. Friedman and Mr. Berman generally determine the compensation of other management employees, subject to oversight by the Board of Directors. Management compensation, including that covered by the employment agreements of our executive officers, is generally determined based on a subjective evaluation of an employee’s efforts and achievements, our overall performance and the employee’s contribution thereto. The role of our Board’s Compensation Committee in this process is to review our Company’s compensation policy for management employees, to recommend to the Board programs and policies related to employee compensation and benefits, and to administer programs and plans relating thereto, including our Third Amended and Restated 1995 Stock Option Plan and our 2002 Stock Award and Incentive Plan.

Executive Compensation

      Our executive compensation consists of four components:

Base Salary

      The base salaries of Mr. Friedman, Mr. Berman, Mr. Bennett and Mr. Bianco are determined in accordance with their respective employment agreements. We determine the base salary of each of our other management employees on an annual basis.

Incentive Bonus

      Generally, we award a cash bonus to our management employees based on their personal performance in the past year and our overall performance. Mr. Friedman and Mr. Berman are entitled to receive a formula-based bonus under their respective employment agreements, and may also receive additional discretionary bonuses.

Stock Option Grants

      We believe that an important element of our compensation policy is to align the interests of our management employees with the long-term interests of our stockholders. The most direct way to accomplish this is by giving our employees an equity stake in our Company, which we do by granting stock options to our employees as a non-cash component of incentive compensation. Options are granted to employees by the Board of Directors or the Compensation Committee, based on the recommendations of Mr. Friedman and Mr. Berman (except that they do not participate in determining their own option grants). To date, the exercise price of each option granted under our Third Amended and Restated 1995 Stock Option Plan and our 2002 Stock Award and Incentive Plan was equal to the Nasdaq closing price of our common stock on the date of grant (except where a higher exercise price was required in order for the option to qualify as an “incentive stock option” under the Internal Revenue Code when the option is granted to a 10% stockholder), and we intend to continue this practice in general. Beginning in 1999, we have provided for all options granted under our Option Plan to vest in increments of 15%, 15%, 15%, 25% and 30% over the five-year period beginning on the first anniversary of the date of grant, and to terminate six years after the date of grant. We believe that the relatively long and back-end weighted vesting period encourages a long-term commitment to us by the option grantee.

Employee Benefits

      We provide customary employee benefits, such as medical and hospitalization insurance, paid vacation and a 401(k) retirement savings plan, to all our full-time employees. In addition, certain of our management employees are entitled to perquisites, such as an automobile allowance.

Chief Executive Officer Compensation

      In 2002, Mr. Friedman, our Chairman and Chief Executive Officer, earned a base salary of $846,000 and a bonus of $1,429,696, and Mr. Berman, our President and Chief Operating Officer, earned a base salary of $821,000 and a bonus of $1,429,696. Mr. Friedman and Mr. Berman are subject to employment agreements which require us to increase their salary each year by an amount not less than $25,000 and which provide for formula-based bonuses (see “Employment Agreements”).

      We believe that our success to date has been to a significant extent attributable to the personal efforts of Mr. Friedman and Mr. Berman. They founded the Company, established our business philosophy and operating structure and were the driving force behind our central theme of focusing our business on “evergreen” products. In his nearly four-decade-long career in the toy industry, Mr. Friedman has established an important network of relationships that we have been able to exploit in product acquisition, production and sales. Both Mr. Berman and Mr. Friedman embody our management philosophy with a “hands on” approach in all areas of our business. In addition to their general supervisory functions, they are directly involved in license acquisition, product design and development, production, and sales and marketing, as well as our financing and acquisition efforts. Their efforts have resulted in our identifying and securing desirable licenses and properties, the rapid expansion of our product lines, our achieving significant production efficiencies and the development of a loyal and growing customer base.

Considerations with Respect to Tax Deductibility

      The deductibility of compensation payments in excess of $1,000,000 to each of our Chief Executive Officer or four other most highly compensated executive officers is subject to certain limitations under Section 162(m) of the Internal Revenue Code. The Board of Directors and the Compensation Committee take into account the effect of the loss of deductibility of executive compensation that exceeds $1,000,000 as one factor in its consideration of the appropriate manner and level of compensation for our executives. While they seek to minimize any adverse impact of these limitations, they may not confine compensation to the $1,000,000 limit in order to maintain flexibility to award greater compensation where appropriate.

COMPENSATION COMMITTEE

Robert E. Glick
Michael G. Miller

REPORT OF THE AUDIT COMMITTEE ON THE FINANCIAL STATEMENTS

      The Audit Committee has (i) reviewed and discussed with management our Company’s audited financial statements for 2002; (ii) discussed with PKF, our Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; (iii) received the written disclosures and the letter from the independent auditors as required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees; (iv) considered whether the non-audit services provided by the independent auditors, if any, are compatible with maintaining the auditor’s independence; and (v) discussed with the auditors the auditors’ independence. The Audit Committee further approves our Company’s engagement of independent auditors prior to the rendering by such auditors of any audit or non-audit services.

      Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2002 be included in our Company’s Annual Report on Form 10-K for such fiscal year.

AUDIT COMMITTEE

David C. Blatte
Robert E. Glick
Michael G. Miller

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

(Proposal No. 2)

      Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm of PKF, Certified Public Accountants, A Professional Corporation, as our principal independent auditors for the fiscal year ending December 31, 2003, subject to ratification by the stockholders. This firm has served as our independent auditors since our inception in 1995. If the appointment of this firm is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

      The following are the fees billed us by PKF for services rendered thereby during 2002 and 2001:

	2002	2001

Audit Fees	$359,138	$245,400
Audit Related Fees	0	0
Tax Fees	139,394	143,734
All Other Fees	112,897	45,896

      Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that are normally provided by PKF in connection with our statutory and regulatory filings or engagements.

      Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees.

      Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. Included in such Tax Fees were fees for preparation of our tax returns, consultancy and advice on international and domestic tax structures and tax planning relating to our acquisition efforts.

      All Other Fees consist of the aggregate fees billed for products and services provided by PKF and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees. Included in such Other Fees were fees for services rendered by PKF in connection with our private and public offerings conducted during such periods, as well as reviews related to our acquisition efforts.

      Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PKF’s independence and determined that such services are appropriate.

BOARD RECOMMENDATION

      The Board of Directors believes that the approval of the foregoing two proposals is in the best interests of our Company and its stockholders and, therefore, recommends that the stockholders vote FOR such proposals.

2004 ANNUAL MEETING

      We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in our proxy statement and proxy for our annual meeting in 2004 on or before May 6, 2004. Any other proposal that a stockholder intends to present at that meeting may be deemed untimely unless we have received written notice of such proposal on or before June 20, 2004. Stockholders should send proposals and notices addressed to JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265, Attention: Stephen G. Berman, Secretary.

OTHER MATTERS

      We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

      We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

By Order of the Board of Directors

Stephen G. Berman,
Secretary

July 30, 2003

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND

THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE
URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY
IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE
ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY,
EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Proxy for Annual Meeting of Stockholders to be held September 3, 2003

JAKKS Pacific, Inc.

Know all men by these presents, that the undersigned hereby constitutes and appoints Jack Friedman and Stephen Berman, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of JAKKS Pacific, Inc., standing in the name of the undersigned at the close of business on July 8, 2003, at the Annual Meeting of Stockholders of the Company to be held on September 3, 2003 at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, at 9:00 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows.

This proxy is solicited by the Board of Directors of the Company.

(Continued and to be signed on the reverse side.)

Please Detach Here
- You Must Detach This Portion of the Proxy Card -
Before Returning it in the Enclosed Envelope

- DETACH PROXY CARD HERE -

[X]	Please mark your votes as this example

1.	Election of Directors	[ ]	FOR	[ ]	AGAINST

Nominees are: Jack Friedman, Stephen G. Berman, David C. Blatte, Robert E. Glick, Michael G. Miller and Murray L. Skala (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.     Approval of appointment of the firm of PKF, Certified Public Accountants, A Professional Corporation, as the Company’s auditors

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

3.     In their discretion upon such other measures as may properly come before the meeting, hereby ratifying and confirming all that said proxy may lawfully do or cause to be done by virtue hereof and hereby revoking all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

The shares represented by this proxy will be voted in the manner indicated, and if no instructions to the contrary are indicated, will be voted FOR all proposals listed above. Number of shares owned by undersigned ___________________ .

Date:

Signature

Signature

IMPORTANT: Please sign exactly as your names are printed here. Executors, administrators, trustees and other persons signing in a representative capacity should give full title.